PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 20, 1996)

                                  $35,000,000
                          SIERRA PACIFIC POWER COMPANY

                   COLLATERALIZED MEDIUM-TERM NOTES, SERIES D
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                               ------------------

THE COMPANY:  Sierra Pacific Power Company

TERMS: We plan to offer and sell Notes with various terms, including the following:

- Ranking as senior indebtedness of the Company and secured by one or more first mortgage bonds issued by the Company

- Stated maturities of 9 months or more from date of issue

- Redemption, if applicable, whether mandatory or at the option of the Company

- Payments in U.S. dollars

- Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

- Book entry (through The Depository Trust Company), except in certain limited circumstances

- Interest payments on each February 1 and August 1

- Interest at fixed rates, or no interest at all

The final terms for each Note, which may be different from the terms described in this prospectus supplement, will be specified in the applicable pricing supplement. In the event that the Company issues or sells other Debt Securities described in the accompanying prospectus, the amount of Notes offered hereby is subject to reduction as a result of such sales.

    INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE
S-3.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We may sell Notes to the Agents as principal for resale at varying or fixed offering prices or through the Agents as agent using their reasonable efforts on our behalf. If we sell all of the Notes, we expect to receive proceeds therefrom of between $34,956,250 and $34,737,500, after paying the Agents' discounts and commissions of between $43,750 and $262,500, depending on the stated maturity of the Notes. We may also sell Notes without the assistance of the Agents (whether acting as principal or as agent).

                            ------------------------

MERRILL LYNCH & CO.                                    A.G. EDWARDS & SONS, INC.
                                ---------------

          The date of this prospectus supplement is December 7, 1998.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

RISK FACTORS..........................................        S-3
WHERE YOU CAN FIND MORE INFORMATION...................        S-3
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING
  STATEMENTS..........................................        S-4
RECENT DEVELOPMENTS...................................        S-5
RATIOS OF EARNINGS TO FIXED CHARGES...................        S-7
DESCRIPTION OF NOTES..................................        S-8
CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSEQUENCES....................................       S-14
SUPPLEMENTAL PLAN OF DISTRIBUTION.....................       S-17
VALIDITY OF NOTES.....................................       S-18

                           PROSPECTUS
Available Information.................................          2
Incorporation of Certain Documents by Reference.......          2
The Company...........................................          3
Application of Proceeds...............................          3
Ratio of Earnings to Fixed Charges....................          3
Description of Debt Securities........................          4
Description of Mortgage Bonds.........................         12
Certain United States Federal Income Tax
  Consequences........................................         14
Plan of Distribution..................................         17
Experts...............................................         18
Additional Information................................         18
Legal Opinions........................................         19

                                  RISK FACTORS

    Your investment in the Notes will include certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the Notes is suitable for you.

STRUCTURE RISKS

    REDEMPTION

    If your Notes are redeemable at our option or are otherwise subject to mandatory redemption, we may (in the case of optional redemption) or must (in the case of mandatory redemption) redeem such Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

    UNCERTAIN TRADING MARKETS

    We cannot assure you that a trading market for your Notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market. These factors include:

    - method of calculating the principal, premium and interest in respect of the Notes,

    - time remaining to the maturity of the Notes,

    - outstanding amount of the Notes,

    - redemption features of the Notes, and

    - level, direction and volatility of market interest rates generally.

    In addition, certain Notes have a more limited trading market and experience more price volatility because they were designed for specific investment objectives or strategies. There may be a limited number of buyers when you decide to sell such Notes. This may affect the price you receive for such Notes or your ability to sell such Notes at all. You should not purchase Notes unless you understand and know you can bear the foregoing investment risks.

CREDIT RATINGS

    The credit ratings of our medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the value of your Notes. In addition, real or anticipated changes in our credit ratings will generally affect the market value of your Notes.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose information to you by referring you to those documents. Information incorporated by reference is part of this prospectus supplement. Later information filed with the SEC updates and supersedes this prospectus supplement.

    We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

    - Annual Report on Form 10-K of the Company for the year ended December 31, 1997.

    - Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, June 30 and September 30, 1998.

    These filings include important business and financial information which we are not delivering to you. You may request a copy of those filings, other than exhibits, at no cost, by contacting us at:

    Shareholder Relations
    Sierra Pacific Power Company
    6100 Neil Road
    P.O. Box 10100
    Reno, Nevada 89520-0400
    (702) 834-3616

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    Certain matters discussed in this Prospectus Supplement, the accompanying Prospectus, or any document incorporated by reference herein or therein, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify the forward-looking statements and certain factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

    Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and other statements identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan" and "objective," and other similar expressions.

    Investors are cautioned not to place undue reliance on such forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may affect the Company's operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the Company's actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following: (1) general economic and business conditions; (2) industry capacity;
(3) changes in technology; (4) changes in political, social and economic conditions; (5) regulatory matters; (6) regulatory delays or conditions imposed by regulatory bodies in approving the merger of the Company's parent, Sierra Pacific Resources, with Nevada Power Company (the "Merger") (see "Recent Developments--Merger of Sierra Pacific Resources and Nevada Power Company"); (7) integration of the operations of the Company and Nevada Power Company; (8) adverse regulatory treatment; (9) the ability of Nevada Power Company and the Company to implement and realize anticipated cost savings from the Merger; (10) the actual costs required to effect the Merger and to realize synergies and cost savings; (11) the loss of any significant customers; (12) changes in business strategy or development plans; (13) the speed and degree to which competition enters the electric utility industry; (14) state and federal legislative and regulatory initiatives that increase competition, affect cost and investment recovery and have an impact on rate structures; (15) industrial, commercial and residential growth in the service territory of the Company; (16) changes in the capital markets affecting the ability to finance capital requirements; (17) the weather and other natural phenomena; (18) the timing and extent of changes in commodity prices and interest rates; (19) the impact of Year 2000 issues on the operations of the Company; and (20) the other factors listed in the Company's Form 10-K or in other reports previously or hereafter filed with the SEC, which are incorporated by reference herein. Other factors and assumptions not identified above may also have been involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. The Company assumes no obligation to update such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

                              RECENT DEVELOPMENTS

MERGER OF SIERRA PACIFIC RESOURCES AND NEVADA POWER COMPANY

    On April 29, 1998, Sierra Pacific Resources ("Resources"), the parent of the Company, announced the Merger with Nevada Power Company ("Nevada Power"), an electric utility headquartered in Las Vegas, Nevada. Under the terms of the Agreement and Plan of Merger, both Nevada Power and Resources will merge with wholly-owned merger subsidiaries of Resources, with each share of Resources Common Stock being converted into the right to receive either $37.55 in cash or
1.44 shares of Resources Common Stock, and each share of Nevada Power Common Stock being converted into the right to receive either $26.00 in cash or 1.00 shares of Resources Common Stock. After consummation of the Merger, the Company will remain a wholly-owned subsidiary of Resources and Nevada Power will be a sister wholly-owned subsidiary of Resources.

    The Agreement and Plan of Merger provides that, after effectiveness of the Merger, the corporate headquarters of Resources, together with the gas and water units of the Company, will remain in Reno, Nevada, while the principal executive offices of Nevada Power, together with the electric business unit of the Company, will be located in Las Vegas, Nevada. Resources' board of directors will consist of fourteen directors, half of whom will be designated by Resources and half of whom will be designated by Nevada Power. Malyn K. Malquist, the current Chairman, President and Chief Executive Officer of both Resources and the Company, will serve as President and Chief Operating Officer of Resources and President and Chief Executive Officer of the Company and of Nevada Power. Michael R. Niggli, Nevada Power's current President and Chief Operating Officer, will serve as Chairman and Chief Executive Officer of Resources and Chairman of both the Company and Nevada Power.

    The Merger is subject to certain customary closing conditions, including the receipt of required stockholder approvals of Resources and Nevada Power (which were received on October 9, 1998) and the receipt of all necessary governmental approvals and the making of all necessary governmental filings, including the approval of state utility regulators in Nevada, the approval of the Federal Energy Regulatory Commission ("FERC") under the Federal Power Act, the filing with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of the applicable waiting period thereunder, and the approval of the SEC under Section 9(a)(2) of the Public Utility Holding Company Act of 1935, as amended.

    Additional information regarding the Merger is contained in Resources' Registration Statement on Form S-4 (file number 333-62895).

NEVADA LEGISLATIVE AND REGULATORY MATTERS

    The Nevada Legislature passed Assembly Bill 366 during the 1997 legislative session. This law provides for the restructuring of the electric utility industry in the State of Nevada. Listed below are the key issues addressed by the law:

    - Shareholders must be compensated fully for all costs determined by the Public Utilities Commission of Nevada ("PUCN") to be recoverable costs.

    - Customers may begin obtaining generation, aggregation and any other "potentially competitive services"(i.e., a component of electrical service which the PUCN determines to be suitable for purchase from alternative sellers) from an alternative seller no later than December 31, 1999.

    - All potentially competitive services are deemed to be competitive on October 1, 2001.

    - The vertically integrated electric utility will be designated, through an affiliate, to provide electric service to customers unable or unwilling to select an alternative seller.

    - Effective December 31, 1999, a vertically integrated electric utility may not provide "potentially competitive services" except through an affiliate.

    - Rates charged for residential service by the vertically integrated electric utility must not exceed the rate charged for that service on July 1, 1997, effective until two years after the date upon which the regulations for the pricing method for that service are repealed (though adjustments are permitted for just and reasonable cause).

    - All alternative sellers must obtain a license.

    Generation services were deemed to be "potentially competitive" under Assembly Bill 366. Consequently, after December 31, 1999, the Company will no longer be permitted to generate and sell electricity directly to its distribution customers but instead will be required to provide such service through an affiliate of the Company. Moreover, in connection with the Merger, both the Company and Nevada Power have indicated that they intend to sell their generation plant assets to one or more non-affiliated parties and to use the proceeds from such sales to invest in new transmission and distribution assets or used to reduce outstanding capital. Since substantially all of the Company's utility properties are subject to the lien of the Indenture of Mortgage dated as of December 1, 1940 (see "Description of Debt Securities-- Security; Pledge of First Mortgage Bonds" in the Prospectus), a sale of the Company's electric generation assets would require the release of those assets from the lien of the Mortgage Indenture. Such a release is conditioned on compliance with a number of requirements contained within the Mortgage Indenture. If such conditions are satisfied and a release occurs, the Company's current electric generation assets would cease to be collateral for the Mortgage Bonds, which are pledged as security for the Notes. As of September 30, 1998, the approximate book value of the Company's electric generation plant assets was $384.5 million. On that date, the Company had (i) $572.3 million in Mortgage Bonds outstanding, (ii) $956.0 million of unfunded additional property available either for the issuance of new Mortgage Bonds or for application to a release of property, and (iii) $263.3 million of retired Mortgage Bonds available either as a basis for issuance of new Mortgage Bonds or for application to a release of property.

    Since the passage of Assembly Bill 366, the PUCN has opened several dockets to investigate other issues relating to restructuring, including: what services in addition to generation will be considered to be "potentially competitive", licensing requirements, non-price terms and conditions for distribution service, market power, stranded costs, provider of last resort, unbundling the Company's costs into the eight unbundled services and delineating transmission and distribution facilities applying FERC's seven criteria outlined in its Order 888, rules for both electric and gas utilities related to sharing of corporate services, employee transfers between affiliates, non-discriminatory treatment of affiliates and non-affiliates, audits, sharing of name and logo and penalties for violation of these rules and, with respect to natural gas, unbundling of gas services, potentially competitive designation of services, licensing, and alternative plans of regulation. Various workshops have been held and working groups formed to explore these issues, and in some cases the PUCN has issued proposed rules and has held formal hearings. Since no final determination has been reached with respect to these issues, the Company cannot predict at this time what impact they will have, either individually or cumulatively, on the operations of the Company or on its financial performance. Further information regarding the status of these PUCN dockets is provided in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, which is incorporated by reference into this Prospectus Supplement.

CALIFORNIA REGULATORY MATTERS

    In May 1997, the California Public Utilities Commission issued an order implementing portions of the California restructuring bill signed into law in September 1996. Beginning March 31, 1998, all investor-owned utilities, including the Company, were required to offer all customers direct access. Under the order, customers may choose to continue to take service from their incumbent utility at tariffed rates, purchase energy from marketers or contract directly with a generator. Further information regarding regulatory developments in California is provided in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, which is incorporated by reference into this Prospectus Supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratios of earnings to fixed charges of the Company for each of the years 1993 through 1997 and the nine months ended September 30, 1998.

                                                          NINE MONTHS
               YEAR ENDED DECEMBER 31,                       ENDED
-----------------------------------------------------    SEPTEMBER 30,
  1993       1994       1995       1996       1997           1998
---------  ---------  ---------  ---------  ---------  -----------------
     2.89       3.05       3.48       3.13       2.99           3.02

    For the purpose of computing the Company's ratios of earnings to fixed charges, "earnings" represent the aggregate of net income, taxes on income and fixed charges (less capitalized interest and preference security dividend requirements of consolidated subsidiaries). The Company's earnings used in the calculation of the ratios of earnings to fixed charges include the allowance for funds used during construction. "Fixed charges" represent interest on short-term and long-term debt, the interest portion on capital leases amortization of bond premiums, discounts and expenses, one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest, and the tax effected preference security dividend requirements of consolidated subsidiaries.

                              DESCRIPTION OF NOTES

    THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES OFFERED HEREBY (REFERRED TO IN THE ACCOMPANYING PROSPECTUS DATED DECEMBER 20, 1996, AS THE "OFFERED SECURITIES") SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF DEBT SECURITIES SET FORTH IN THE ACCOMPANYING PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE. SEE THE ACCOMPANYING PROSPECTUS FOR DEFINITIONS OF CERTAIN TERMS USED IN THIS PROSPECTUS SUPPLEMENT. THE FOLLOWING DESCRIPTION OF NOTES WILL APPLY TO SUCH NOTES OFFERED HEREBY, UNLESS OTHERWISE SPECIFIED IN A PRICING SUPPLEMENT.

GENERAL

    The Notes offered hereby will be issued in one or more tranches under the Collateral Trust Indenture, dated as of June 1, 1992, as supplemented (the "Indenture"), between the Company and Bankers Trust Company, as Trustee (the "Trustee"). The summary contained herein of certain provisions of the Notes does not purport to be complete and is qualified in its entirety by reference to the provisions of the Notes and the Indenture, which has been filed as an exhibit to the Registration Statement, of which the accompanying Prospectus is a part, to which exhibit reference is hereby made.

    The Notes constitute a single series of Debt Securities to be issued under the Indenture referred to in the accompanying Prospectus and initially will be limited to an aggregate initial offering price of $35,000,000 (or, if any Notes are to be Original Issue Discount Notes, such principal amount as initially shall result in an aggregate initial offering price equivalent to $35,000,000). In the event that the Company issues or sells other Debt Securities described in the Prospectus, the amount of the Notes offered hereby is subject to reduction as a result of such sales. See "SUPPLEMENTAL PLAN OF DISTRIBUTION." For a description of the rights attaching to different series or tranches of Securities under the Indenture, see "DESCRIPTION OF DEBT SECURITIES" in the Prospectus. Terms of the Notes may vary, and the terms of each Note will be specified in the Pricing Supplement relating thereto.

    Unless previously redeemed, a Note will mature nine months or more from its date of issue, as selected by the initial purchaser and agreed to by the Company as specified in the applicable Pricing Supplement.

    The Notes will be denominated in United States dollars and payments of principal of and premium, if any, and interest on the Notes will be made in United States dollars.

    The Notes will be issuable only in fully registered form. The authorized denominations of Notes will be $10,000 and integral multiples of $1,000 in excess thereof. The Notes will be represented by one or more Global Notes, as set forth in the applicable Pricing Supplement, registered in the name of the nominee of the Depositary. So long as the Depositary or its nominee is the registered owner of any Global Note, the Depositary or its nominee will be considered the sole owner or holder of the Book-Entry Note or Notes represented by such Global Note for all purposes under the Indenture and the Book-Entry Notes. See "Book-Entry Notes" below.

    Payments of interest and principal (and premium, if any) to Beneficial Owners (as defined below) of Book-Entry Notes are expected to be made in accordance with the Depositary's and its participants' procedures in effect from time to time as described below under "Book-Entry Notes."

    The Notes will be sold in individual issues of Notes having such interest rate, Stated Maturity and date of original issuance as shall be selected by the initial purchasers and agreed to by the Company. Each Note will bear interest at a fixed rate. See "Interest" below.

    The Notes may be issued as Original Issue Discount Notes. An Original Issue Discount Note is a Note which is issued at a price lower than the principal amount thereof and which provides that upon redemption or acceleration of the Maturity thereof an amount less than the principal thereof shall become due and payable. In the event of redemption or acceleration of the Maturity of an Original Issue Discount Note, the amount payable to the Holder of such Note upon such redemption or acceleration will be determined in accordance with the terms of the Note, but will be an amount less than the amount payable at the Stated Maturity of such Note. In addition, the Note issued at a discount may, for United States federal income tax purposes, be considered to be issued at an original issue discount rate, regardless of the amount payable upon redemption or acceleration of Maturity of such Note. See "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES--Original Issue Discount" in this Prospectus Supplement.

    The applicable Pricing Supplement will indicate either that a Note cannot be redeemed prior to its Stated Maturity or that a Note will be redeemable at the option of the Company on or after a specified date prior to its Stated Maturity at a specified price or prices (which may include a premium), together with accrued interest to the date of redemption. See "Optional Redemption" below. In addition, the applicable Pricing Supplement will indicate either that the Company will not be obligated to redeem a Note pursuant to any sinking fund or analogous provisions or that the Company will be so obligated. If the Company will be so obligated, the applicable Pricing Supplement will indicate the period or periods within which and the price or prices at which the applicable Notes will be redeemed, in whole or in part, pursuant to such obligation and the other detailed terms and provisions of such obligation. Upon any redemption of the Designated Mortgage Bonds relating to any of the Notes that is required under the Mortgage Indenture in the event that all or substantially all of the electric properties of the Company are sold to or taken through the exercise of the right of eminent domain or the right to purchase by any municipal or governmental body or agency, the Company will redeem such Notes in an aggregate principal amount equal to the amount becoming due and payable on such Designated Mortgage Bonds, plus accrued interest.

    Unless otherwise specified in the applicable Pricing Supplement, payments of principal of and any premium and interest on any Note, other than Book-Entry Notes, will be made in immediately available funds at the Corporate Trust Office of Bankers Trust Company in the Borough of Manhattan, The City of New York, PROVIDED that such Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures; except that at the option of the Company payment of interest (other than interest payable at Maturity) may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. If any interest payment is to be made by wire transfer, the Trustee must receive wire payment instructions from the Holder by the Regular Record Date for such interest payment. With respect to payments on Book-Entry Notes, see "Book-Entry Notes" below.

    The Notes, other than Book-Entry Notes, may be presented for registration of transfer or exchange at the Corporate Trust Office of Bankers Trust Company in the Borough of Manhattan, The City of New York. With respect to transfers of Book-Entry Notes and exchanges of permanent Global Notes representing Book-Entry Notes, see "Book-Entry Notes" below.

INTEREST

    Each interest-bearing Note will bear interest from and including the date of issue or from and including the most recent Interest Payment Date with respect to which interest on such Note has been paid or duly provided for at the fixed rate per annum, stated therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest will be payable generally to the Person (which, in the case of a permanent Global Note representing Book-Entry Notes, shall be the Depositary) in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; PROVIDED, HOWEVER, that interest payable at Maturity will be payable to the Person (which, in the case of a permanent Global Note representing Book-Entry Notes, shall be the Depositary) to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the second Interest

Payment Date following the Issue Date of such Note to the registered owner on the Regular Record Date immediately preceding such Interest Payment Date. With respect to payments of interest on Book-Entry Notes, see "Book-Entry Notes" below.

    Any payment required to be made in respect of a Note on a date that is not a Market Day for such Note need not be made on such date, but may be made on the next succeeding Market Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. "Market Day" means any day that is not a Saturday or Sunday and that, in The City of New York, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close.

    The Mortgage Bonds will bear interest in amounts sufficient to provide for the payment of interest on the Notes and will provide for payment of such interest at times corresponding to the Interest Payment Dates on the Notes. The Mortgage Bonds will also be redeemed at times and in amounts that correspond to the required payments of principal of and any premium on the Notes. Payments on the Notes will satisfy payment obligations on the underlying Mortgage Bonds relating thereto. See "DESCRIPTION OF DEBT SECURITIES--Security; Pledge of Mortgage Bonds" in the accompanying Prospectus.

    Interest rates and other variable terms of the Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount purchased in any single transaction.

    The applicable Pricing Supplement relating to a Note will designate a fixed rate of interest per annum payable on such Note. The Interest Payment Dates with respect to the Notes shall be February 1 and August 1 of each year and at Maturity, and the Regular Record Dates for such Notes shall be the January 17 and July 17 next preceding such Interest Payment Dates. Unless otherwise indicated in the applicable Pricing Supplement, interest payments for the Notes shall include the amount of interest accrued to, but excluding, the relevant Interest Payment Date or date of Maturity, as the case may be, and interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

BOOK-ENTRY NOTES

    Upon issuance, all Book-Entry Notes of like tenor and having the same date of issue will be represented by a single permanent Global Note. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, as Depositary (the "Depositary"), located in the Borough of Manhattan, The City of New York, and will be registered in the name of the Depositary or a nominee of the Depositary. Except under the limited circumstances described below, Book-Entry Notes represented by a Global Note will not be exchangeable for, and will not otherwise be issuable as, Notes in definitive form. No Global Note described above may be transferred except by the Depositary for such Global Note to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.

    A Global Note representing Book-Entry Notes is exchangeable for Notes registered in the name of a Holder other than the Depositary only if the Depositary notifies the Company that it is unwilling or unable to continue as Depositary or the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Company in its sole discretion instructs the Trustee that such Global Note shall be so exchangeable or there shall have occurred and be continuing an Event of Default with respect to the Notes evidenced by such Global Note. Notes issued in exchange for a Global Note shall be registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Note. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Note.

    Except as provided above, owners of beneficial interests in such Global Note will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Note representing Book-Entry Notes shall be exchangeable, except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in such Global Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Indenture provides that the Depositary, as a Holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or an owner of a beneficial interest in such Global Note desires to give or take any action that a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    The following is based solely on information furnished by the Depositary:

1. The Depositary will act as securities depositary for the Book-Entry Notes. The Book-Entry Notes will be issued as fully-registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully-registered Global Note will be issued for each issue of the Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary.

2. The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

3. Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Book-Entry

    Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in any Book-Entry Notes, except in the event that use of the book-entry system for one or more Book-Entry Notes is discontinued.

4. To facilitate subsequent transfers, all beneficial interests in Global Notes deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Global Notes with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

5. Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

6. If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

7. Neither the Depositary nor Cede & Co. will consent or vote with respect to Book-Entry Notes. Under its usual procedures, the Depositary mails an "Omnibus Proxy" to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

8. Principal, premium, if any, and interest payments on the Book-Entry Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee, the Agents or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company and (to the extent the Trustee receives funds from the Company) the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

9. A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Note or Notes representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Note or Notes representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

10. The Depositary may discontinue providing its services as securities depositary with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company and the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, Notes in certificated form are required to be delivered in exchange for the Book-Entry Notes represented by the Global Notes held by the Depository.

11. The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depositary). In that event, Notes in certificated form will be delivered in exchange for the Book-Entry Notes represented by the Global Notes held by the Depository.

    The Depositary is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed its Direct Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within the Depositary, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, the Depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses soft and hardware, and third party vendors on whom it relies for information and the provision of services, including telecommunication and electrical utility services providers, among others. The Depositary has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom the Depositary acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depositary is in the process of developing such contingency plans as it deems appropriate.

    According to the Depositary, the foregoing information with respect to the Depositary has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

    The information in this section concerning the Depository and the Depository's system has been provided by sources that the Company believes to be reliable, but neither the Company, the Trustee nor any Agent takes any responsibility for the accuracy thereof.

    The Agents are Direct Participants of the Depositary.

    NONE OF THE COMPANY, THE TRUSTEE OR ANY AGENT FOR PAYMENT ON OR REGISTRATION OF TRANSFER OR EXCHANGE OF ANY GLOBAL NOTE WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS OF THE DEPOSITARY RELATING TO, OR PAYMENTS BY THE DEPOSITARY MADE ON ACCOUNT OF, BENEFICIAL INTERESTS IN SUCH GLOBAL NOTE OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS OF THE DEPOSITARY RELATING TO SUCH BENEFICIAL INTERESTS.

OPTIONAL REDEMPTION

    If one or more Redemption Dates (or range of Redemption Dates) is specified in the applicable Pricing Supplement, the Notes described therein will be subject to redemption, in whole or in part, as specified in such Pricing Supplement, on any such date (or during any such range of dates) at the option of the Company upon not less than 30 days' nor more than 60 days' notice, at the Redemption Price or Prices specified in the applicable Pricing Supplement, together with unpaid interest accrued thereon to the Redemption Date; PROVIDED, HOWEVER, that interest installments due prior to the date fixed for redemption will be payable to the Holder of record at the close of business on the Regular Record Date. If less than the entire principal amount of a Note is redeemed, the principal amount of such Note that remains outstanding after such redemption shall not be less than the minimum denomination of such Note.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes certain United States federal income tax considerations that may be relevant to a holder of a Note who is subject to United States federal income taxation on a net income basis in respect of a Note (an "Owner"). This summary deals only with Owners who will hold Notes as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, insurance companies, or dealers in securities, or persons who will hold Notes as a position in a "straddle" for tax purposes.

    This summary is based on laws, existing and proposed regulations, administrative rules, and judicial decisions as of the date hereof, all of which are subject to change. Prospective investors should consult their own tax advisors in determining the tax consequences to them of holding Notes, including the application to their particular situation of the federal income tax considerations discussed below, as well as the application of state, local or other tax laws and prospects for enactment of future tax legislation or regulations.

PAYMENTS OF INTEREST

    Payments of interest on a Note (other than a "Discount Note" as defined below) will generally be taxable to an Owner as ordinary interest income at the time such payments are accrued or are received, in accordance with the Owner's method of federal income tax accounting.

ORIGINAL ISSUE DISCOUNT

    A Note may be issued for an amount that is less than its stated redemption price at Stated Maturity. The difference between a Note's stated redemption price at Stated Maturity and its issue price will be treated as "original issue discount" if such difference exceeds 0.25 percent of the stated redemption price at Stated Maturity multiplied by the number of full years to maturity ("OID"). (Notes issued with OID shall be referred to as "Discount Notes.") For this purpose, a Note's stated redemption price at Stated Maturity includes all payments to be made other than payments of "qualified stated interest" (generally, interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) on the outstanding principal amount at a fixed rate or at a qualifying variable rate at least annually). Notice will be given in the applicable Pricing Supplement thereto when the Company determines that a particular Note will be a Discount Note.

    Owners of Discount Notes should be aware that they must, in general, (i) include any payments of qualified stated interest in income at the time such payments are accrued or received (in accordance with the owner's regular method of tax accounting), and (ii) include OID income in advance of the receipt of some or all of the related cash payments. With respect to Discount Notes having a term in excess of one year, the OID will be included in income currently as interest as it accrues over the life of the Note under a formula based upon the compounding of interest at a rate that provides for a constant yield to maturity. Accrued OID must be included in income by subsequent as well as original owners of Discount Notes. See "Premium and Market Discount" below.

    In general, the amount of original issue discount included in income by the original owner of Discount Note is the sum of the daily portions of OID with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such owner held such Discount Note. The "daily portion" of OID on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments.

    In certain cases, where interest payments do not constitute qualified stated interest under the applicable Treasury regulations, Notes that bear interest from a non-tax standpoint may be deemed instead to bear OID for federal income tax purposes. Treasury regulations would characterize Notes as Discount Notes if, for example, such Notes provide for teaser rates, interest holidays, or other interest short-falls resulting in more than a DE MINIMIS amount of OID, or bear interest pursuant to an interest rate formula subject to a cap, floor, or similar interest rate limitation that is reasonably expected, as of the date of issue, to cause the interest rate for one or more accrual periods to be significantly higher or lower (as the case may be) than the overall expected return on the Note determined without such cap, floor or other limitation. Accordingly, Owners, including Owners who use the cash method of accounting for federal income tax purposes, would be required to report interest in respect of such a Note under the method described above for Discount Notes. Holders should consult their own tax advisors as to whether Notes will be considered to have been issued with OID under such circumstances and as to the effect thereof on their particular situations.

    Treasury Regulations provide an election for an Owner which uses the accrual method to treat all interest on a Discount Note as OID which accrues on a constant yield basis. Owners and prospective investors should consult their tax advisors regarding the availability and tax consequences of this election. The Company will provide annual information statements to the holders of Discount Notes and to the Internal Revenue Service regarding the amount of OID determined to be attributable to such Discount Notes for that year. Prospective investors are advised to consult their tax advisers with respect to the particular OID characteristics of any Discount Note and with respect to any available elections that could affect the Federal income tax consequences of holding Discount Notes.

SHORT-TERM NOTES

    Debt Securities having a term of one year or less ("Short-Term Notes") will be treated as having been issued with OID. Such OID is included in income currently either on a straight-line basis or, if the Owner so elects, under the constant-yield method used generally for OID. However, certain categories of Owners (generally individuals or other taxpayers who use the cash method of accounting for federal income tax purposes) are not required to include accrued OID on Short-Term Notes in their income currently unless they elect to do so. If such an Owner that does not elect to currently include OID in income subsequently recognizes a gain upon the disposition of the Note, such gain may be treated as ordinary interest income to the extent of the accrued OID. Furthermore, such an Owner of Short-Term Notes may be required to defer deductions for a portion of the Owner's interest expenses with respect to any indebtedness incurred or maintained to purchase or carry such a Note. In the case of Owners that are required to include OID on Short-Term Notes in income currently, the amount of accrued OID included in income will be added to the Owner's tax basis in the Note.

BASIS, SALE, EXCHANGE AND RETIREMENT

    In general, an Owner's tax basis in a Note will equal the Owner's cost for the Note, increased by any amounts includible in income by the Owner as OID or market discount (as described below) and reduced by any amortized acquisition premium (as described below) and any payments other than qualified stated interest payments made on such Note. Upon the sale, exchange or retirement of a Note, an Owner will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued qualified periodic interest not previously taken into account, which will be taxable as such) and the owner's tax basis in the Note, except with respect to certain Short-Term Notes. See "Short-Term Notes" above. Except as discussed below with respect to market discount, gain or loss recognized by an owner on the sale, exchange or retirement of a Note will be long-term capital gain or loss if the owner has held the Note for more than one year at the time of disposition. In the case of individuals, capital gains are currently taxed at a maximum marginal federal income tax rate of 20% while ordinary income is subject to a maximum marginal federal income tax rate of 39.6%. In the case of corporations, the maximum marginal federal income tax rate is 35% for both ordinary income and capital gains. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of limitations on the deductibility of capital losses and for determining the allowance for charitable deductions.

PREMIUM AND MARKET DISCOUNT

    If an Owner purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, such Owner will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. An Owner may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest or OID otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the Owner acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the Owner on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service.

    If an Owner purchases a Note or a Discount Note for an amount that is less than, respectively, its stated redemption price at Stated Maturity or its revised issue price (defined as the sum of the issue price of a Discount Note and the aggregate amount of OID includible, disregarding any reduction on account of acquisition premium, as discussed above, in the gross income of all owners of the Discount Note), the amount of the difference generally will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules, an Owner will be required to treat any principal payment (or in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount that has accrued (and has not previously been included in income) during the period such Owner held the Note. In addition, the Owner may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the Owner elects to accrue on a constant interest basis. An Owner of a Note may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest basis with a corresponding increase in the Owner's tax basis in the Note), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

BACKUP WITHHOLDING

    In general, if a holder fails to furnish a correct taxpayer identification number or certification of exempt status, fails to report dividend and interest income in full, or fails to certify that he has provided a correct taxpayer identification number and that he is not subject to withholding, the Company may withhold a 31 percent federal backup withholding tax on certain amounts paid or deemed paid (including OID) to the holder. An individual's taxpayer identification number is his social security number. The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability or refunded by the Internal Revenue Service where applicable.

    In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. seller, certifies the non-U.S. status of such seller (and certain other conditions are met). Such a sale must also be reported by the broker to the Internal Revenue Service, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

    The Notes are being offered on a continuing basis for sale by the Company to or through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and A.G. Edwards & Sons, Inc. (the "Agents"). The Agents, individually or in a syndicate, may purchase Notes, as principal, from the Company from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. If agreed to by the Company and an Agent, such Agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay a commission to an Agent, ranging from .125% to .750% of the principal amount of each Note, depending upon its stated maturity, sold through such Agent as an agent of the Company. Commissions with respect to Notes with a Stated Maturity in excess of 30 years that are sold through an Agent as an agent of the Company will be negotiated between the Company and such Agent at the time of such sale.

    Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. An Agent may sell Notes it has purchased from the Company as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with such purchase. Such Agent may allow, and such dealers may reallow, a discount to certain other dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

    The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly with the Company or through an Agent). Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

    Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in The City of New York on the date of settlement. See "DESCRIPTION OF NOTES--General."

    Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops.

From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any marketmaking activity at any time.

    In connection with an offering of Notes purchased by one or more Agents as principal on a fixed offering price basis, such Agent(s) will be permitted to engage in certain transactions that stabilize the price of Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the Agent creates or the Agents create, as the case may be, a short position in Notes, i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement, such Agent(s) may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

    Neither the Company nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of Notes. In addition, neither the Company nor any of the Agents makes any representation that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof. The Company has agreed to reimburse the Agents for certain other expenses.

    In the ordinary course of its business, the Agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with the Company and certain of its affiliates.

    From time to time, the Company may issue and sell other Debt Securities described in the accompanying Prospectus, and the amount of Notes offered hereby is subject to reduction as a result of such sales.

                               VALIDITY OF NOTES

    The validity of the Notes will be passed upon for the Company by Choate, Hall & Stewart (a partnership including professional corporations), Boston, Massachusetts, and for the Agents by Ropes & Gray, Boston, Massachusetts. Choate, Hall & Stewart and Ropes & Gray will rely as to all matters of Nevada law upon the opinion of Woodburn and Wedge, Reno, Nevada and as to all matters of California law upon the opinion of Orrick, Herrington & Sutcliffe LLP, San Francisco, California. The opinions of Choate, Hall & Stewart, Woodburn and Wedge, Orrick, Herrington & Sutcliffe LLP and Ropes & Gray will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions.

PROSPECTUS
                                  $35,000,000
                          SIERRA PACIFIC POWER COMPANY
                         COLLATERALIZED DEBT SECURITIES
                             ---------------------

    Sierra Pacific Power Company (the "Company") may offer from time to time its collateralized debt securities consisting of notes or other evidences of indebtedness (the "Debt Securities") in an initial aggregate principal amount of $35,000,000. The Debt Securities may be offered as separate series or tranches in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in one or more Prospectus Supplements or a pricing supplement thereto.

    The terms of each series or tranche of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity date or dates, interest rate or rates (which may be fixed or variable) and time or times of payment of any interest, any terms for optional or mandatory redemption or payment of additional amounts or any sinking fund provisions, any initial public offering price, the net proceeds to the Company and any other specific terms in connection with the offering and sale of such series or tranche (the "Offered Securities") will be set forth in one or more Prospectus Supplements or a supplement thereto; provided, however, that in no event shall the interest rate (whether fixed or variable) on any Debt Securities exceed the 9% interest rate on the underlying Mortgage Bonds (as defined below) relating thereto. As used herein, Debt Securities shall only include securities denominated in United States dollars and will not be issued or payable in foreign or composite currencies.

    The Debt Securities will be secured by one or more series of first mortgage bonds (the "Mortgage Bonds") to be issued and pledged by the Company to Bankers Trust Company, acting as trustee (the "Trustee") under the indenture for the Debt Securities. The aggregate principal amount of the Debt Securities outstanding and the aggregate premium thereon, if any, will not exceed the aggregate principal amount of Mortgage Bonds pledged to and held by the Trustee. The Mortgage Bonds will bear interest at times and in amounts sufficient to provide for the payment of interest on the Debt Securities, and the Mortgage Bonds also will be redeemed at times and in amounts that correspond to the required payments of principal of and any premium on the Debt Securities. Payments on the Debt Securities will satisfy payment obligations on the underlying Mortgage Bonds relating thereto. See "Description of Debt Securities--Security; Pledge of Mortgage Bonds" and "Description of Mortgage Bonds".

    The Debt Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution". If any agents of the Company or any underwriters are involved in the sale of any Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such a sale also will be set forth in a Prospectus Supplement.
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
     UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

                The date of this Prospectus is December 20, 1996

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Information regarding the Company's directors, the remuneration paid to the Company's directors and officers, and interests of management and others in certain transactions with the Company is disclosed in reports filed by the Company with the Commission. The Company's parent, Sierra Pacific Resources, is also subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Act"), and to which reference is hereby made.
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus and made a part hereof:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, including the Form 10-K/A amendment thereto;

        2. The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996; and

        3. The Company's Current Reports on Form 8-K dated July 3, 1996 (relating to the termination of the Company's merger with The Washington Water Power Company), dated August 2, 1996 (relating to the issuance of trust originated preferred securities) and dated November 20, 1996, including the Form 8-K/A amendment thereto (relating to the appointment of Deloitte & Touche, L.L.P. as the Company's independent accountants, succeeding Coopers & Lybrand L.L.P. who had previously served as the Company's independent accountants).

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Treasurer, Sierra Pacific Power Company, P.O. Box 10100, Reno, Nevada 89520-0400, telephone
(702) 689-4011.

                                  THE COMPANY

    The Company is a public utility company which is engaged primarily in the generation, purchase, transmission, distribution and sale of electric energy to approximately 270,000 customers in a service territory of approximately 50,000 square miles located in western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and eastern California, including the Lake Tahoe area. The Company met its electric energy requirements for the twelve months ended December 31, 1995 by utilizing coal generation (23%), gas/oil generation (30%), purchased power (46%) and hydro power (1%). The Company has no ownership interest in, nor does it operate, any nuclear generating units and has no future plans to do so. The Company also provides gas and water service to approximately 92,000 gas and 61,000 water customers in the cities of Reno and Sparks and environs. No material part of any of the Company's business segments is dependent upon a single customer.

    The Company is a subsidiary of Sierra Pacific Resources ("Resources"), which owns all of the Company's outstanding common stock. In June, 1994, the Company, Resources, and The Washington Water Power Company ("WWP") entered into an Agreement and Plan of Reorganization and Merger, as subsequently amended (the "Merger Agreement"), which provided for the merger of the Company, Resources and WWP into Altus Corporation ("Altus"). WWP is a combined electric and gas utility, with headquarters in Spokane, Washington. Although the parties to the merger had received all of the necessary approvals from their respective shareholders, the merger was still under review by the Federal Energy Regulatory Commission when, on June 28, 1996, WWP notified Resources and the Company that it was terminating the Merger Agreement in accordance with its terms. As a result of the termination of the Merger Agreement, the Company is continuing to operate as a separate utility.

    The principal executive offices of the Company are located at 6100 Neil Road (P.O. Box 10100), Reno, Nevada 89520-0400, telephone (702) 689-4011.

                            APPLICATION OF PROCEEDS

    The net proceeds from the sale of the Debt Securities offered hereby will be used for general corporate purposes including, but not limited to, the acquisition of property, the construction, completion, extension or improvement of facilities, or the refinancing or discharge or refunding of obligations, including short-term borrowings. Pending the uses described above, the proceeds from the sale of the Debt Securities offered hereby will be invested in short-term investments.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratios of earnings to fixed charges of the Company for each of the years 1991 through 1995 and the twelve months ended September 30, 1996.

                                                         TWELVE MONTHS
               YEAR ENDED DECEMBER 31,                       ENDED
-----------------------------------------------------    SEPTEMBER 30,
  1991       1992       1993       1994       1995           1996
---------  ---------  ---------  ---------  ---------  -----------------
     2.62       2.81       2.94       3.09       3.54           3.90

    For the purpose of computing the Company's ratios of earnings to fixed charges, "earnings" represent the aggregate of net income, taxes on income and fixed charges. The Company's earnings used in the calculation of the ratios of earnings to fixed charges include the allowance for funds used during construction. "Fixed charges" represent interest on short-term and long-term debt, the interest portion on capital leases and amortization of bond premiums, discounts and expenses, excluding amortization of the net gain or loss on reacquired mortgage bonds.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be issued under the Collateral Trust Indenture, dated as of June 1, 1992, as supplemented in connection with the issuance and sale of the Debt Securities (the "Indenture"), between the Company and Bankers Trust Company, in its capacity as Trustee, which Indenture is an exhibit to the Registration Statement of which this Prospectus is a part. The statements under this caption are summaries of certain provisions of the Indenture, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections of the Indenture or terms that are defined in the Indenture are referred to herein or in a Prospectus Supplement, it is intended that such sections or defined terms shall be incorporated by reference herein or therein, as the case may be.

    The term "Securities", as used under this caption, refers to all Securities issued under the Indenture and includes the Debt Securities. Unless the context otherwise requires, the term "series or tranche" as used in this Prospectus means, with respect to each series of Securities, such series or, if one or more tranches have been issued within such series, a tranche.

GENERAL

    The Debt Securities may be issued from time to time in one or more series and in one or more tranches. The particular terms of each series or tranche of Debt Securities will be described in one or more Prospectus Supplements, or a pricing supplement thereto, relating to such series or tranche.

    The Indenture does not limit the aggregate amount of Securities that may be issued thereunder, and Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. For a description of the security for the Securities, see "Security; Pledge of Mortgage Bonds" below and "Description of Mortgage Bonds".

    The applicable Prospectus Supplement, or a pricing supplement thereto, will describe the following terms of the Offered Securities: (1) the title of the Offered Securities; (2) any limit on the aggregate principal amount of the Offered Securities; (3) the date or dates on which the Offered Securities will mature; (4) the rate or rates at which the Offered Securities will bear interest, if any, or the formula pursuant to which such rate or rates will be determined, and the date or dates from which any such interest will accrue; provided that in no event shall the interest rate (whether fixed or variable) on the Offered Securities exceed the 9% interest rate on the underlying Mortgage Bonds relating thereto; (5) the Interest Payment Dates on which any such interest on the Offered Securities will be payable and the Regular Record Date for any interest payable on any Offered Securities on any Interest Payment Date;
(6) the person to whom any interest on any Registered Security of the series will be payable if other than the person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest as described under "Payment and Paying Agents" below; (7) any mandatory or optional sinking fund, redemption or analogous provisions; (8) each office or agency where, subject to the terms of the Indenture as described below under "Payment and Paying Agents", the principal of (and premium, if any) and interest on the Offered Securities will be payable and each office or agency where, subject to the terms of the Indenture as described below under "Form, Exchange, Registration and Transfer", the Offered Securities may be presented for registration of transfer or exchange; (9) the date, if any, after which, and the price or prices at which, the Offered Securities may be redeemed, in whole or in part at the option of the Company, or pursuant to mandatory redemption provisions, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (10) the denominations in which any Offered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (11) any index or indices used to determine the amount of payments of principal of (and premium, if any) and interest on the Offered Securities; (12) the portion of the principal amount of the Offered Securities, if other than the entire principal amount thereof, payable upon acceleration of maturity thereof;
(13) the Person who shall be the Security Registrar for Offered Securities; (14) any deletions or modifications of or additions to the Events of Default or covenants set forth in the Indenture; (15) any Paying Agent or Authenticating Agent; (16) whether the Securities of the series shall be issued in whole or in part in the form of one or more Global Security or book-entry security or securities and, if so, the depositary for such Global Security or book-entry security or securities; (17) the Mortgage Bonds (or additional Mortgage Bonds) granted to secure the Offered Securities of the series or tranche, and the designation of the portion of the Mortgage Bonds which shall be Designated Mortgage Bonds (as defined below); (18) any defeasance provisions applicable to the Offered Securities of the series or tranche; and (19) any other terms of the series or tranche (which terms shall not be inconsistent with the provisions of the Indenture). (Section 301)

    Securities may be issued as Original Issue Discount Securities to be sold at a discount below their principal amount. Special United States federal income tax considerations applicable to Securities issued at an original issue discount, including Original Issue Discount Securities, are described under "Certain United States Federal Income Tax Consequences--Original Issue Discount". The applicable Prospectus Supplement, or a pricing supplement thereto, will provide additional information regarding the original issue discount aspects of such Securities.

SECURITY; PLEDGE OF MORTGAGE BONDS

    GENERAL. In order to secure by the lien of the Mortgage Indenture (as defined below) the obligation of the Company to pay the principal of (and premium, if any) and interest on any series or tranche of the Securities, the Company will issue, pledge and deliver to the Trustee, in trust for the ratable benefit of the Holders of such series or tranches, Mortgage Bonds, which Mortgage Bonds will be issued pursuant to that certain Indenture of Mortgage, dated as of December 1, 1940 (the "Mortgage Indenture"), between the Company and The New England Trust Company (State Street Bank and Trust Company, as successor trustee) and Leo W. Huegle (Gerald R. Wheeler, as successor trustee) (the "Mortgage Trustees"). (Section 401(a)) The aggregate principal amount of the Securities outstanding and maximum aggregate amount of premium thereon, if any, will not exceed the aggregate principal amount of Mortgage Bonds pledged with and held by the Trustee. The Mortgage Bonds will bear interest at times and in amounts sufficient to provide for the payment of interest on the Securities and also will be redeemed at times and in amounts that correspond to the required payments of principal of and any premium on the Securities. Payments on the Securities will satisfy payment obligations on the underlying Mortgage Bonds relating thereto. The Mortgage Bonds will be secured by a first mortgage lien on certain property owned by the Company and will rank on a parity with all other first mortgage bonds of the Company. As of September 30, 1996, the Company had outstanding $571.4 million aggregate principal amount of first mortgage bonds. See "Description of Mortgage Bonds".

    PLEDGE OF MORTGAGE BONDS. The Company will from time to time issue and deliver to and pledge with the Trustee, for the benefit of the Holders of each series or tranche of the Securities, Mortgage Bonds in an aggregate principal amount such that the aggregate principal amount of Mortgage Bonds then being delivered to the Trustee pursuant to the Indenture is equal to or greater than the aggregate principal amount (or, in the case of Original Issue Discount Securities, the aggregate principal amount thereof due and payable at the Stated Maturity thereof) of, plus the maximum aggregate amount of any premium on, the series or tranche of Securities then being delivered to the Trustee or an Authenticating Agent for authentication pursuant to the Indenture. Such pledge becomes effective upon issuance of such series or tranche and satisfaction of other conditions and is effective to the extent the amounts to be payable on such Mortgage Bonds do not exceed the amounts stated to be payable on such Securities. (Section 401)

    The Indenture provides that the Company will not issue and deliver Securities of any series or tranche to the Trustee or an Authenticating Agent for authentication, and the Trustee or such Authenticating

Agent will not authenticate Securities of any series, unless the Company has delivered to the Trustee or such Authenticating Agent a Company Order, pursuant to which the Company designates with respect to such series or tranche Designated Mortgage Bonds, which designation, subject to certain provisions relating to the surrender of the Designated Mortgage Bonds, shall remain in effect to the extent that the series or tranche of Securities with respect to which the Designated Mortgage Bonds have been so designated remain outstanding. (Section 401(d)) For purposes of the foregoing, "Designated Mortgage Bonds", with respect to any series or tranche of Securities, means an aggregate principal amount of Mortgage Bonds held by (or then being delivered to) and pledged with the Trustee, not designated at the time with respect to Outstanding Securities, equal to the aggregate principal amount (or, in the case of Original Issue Discount Securities, the aggregate principal amount thereof due and payable at the Stated Maturity thereof) of, plus the maximum aggregate amount of any premium on, the Securities of such series or tranche issued and delivered by the Company to the Trustees or an Authenticating Agent for authentication pursuant to the Indenture.

    If at any time the principal, premium if any and interest due on any Security is paid in full, the principal of a corresponding amount of the Designated Mortgage Bonds designated in connection with the issue of such Security shall cease to be a Designated Mortgage Bond.

    SATISFACTION OF PAYMENT OBLIGATION ON MORTGAGE BONDS. The interest rate on each series of Mortgage Bonds will be as specified in the applicable Prospectus Supplement or a pricing supplement thereto. The Indenture provides that the obligation of the Company to make any payment of the principal of (and premium, if any) or interest on the Designated Mortgage Bonds will be deemed to have been satisfied and discharged to the extent that at the time any such payment shall be due, the then due principal of (and premium, if any) or interest on the Securities to which such Designated Mortgage Bonds relate, shall have been paid, deemed to have been paid or otherwise satisfied and discharged. In addition, such obligation to make any payment of the principal of (and premium, if any) or interest on the Designated Mortgage Bonds at any time shall be deemed to have been satisfied and discharged to the extent that the amount of the Company's obligation to make any payment of the principal of (and premium, if any) or interest on the Designated Mortgage Bonds exceeds the obligation of the Company at that time to make any payment on the applicable Redemption Date or Stated Maturity of the principal of (and premium, if any) or interest on the Securities to which such Designated Mortgage Bonds relate. The obligation of the Company to make any payment of the principal of (and premium, if any) or interest on the Mortgage Bonds other than Designated Mortgage Bonds shall be deemed to have been satisfied and discharged in full at the time any such payment shall be stated to be due. (Section 403(a))

    REDEMPTION OF MORTGAGE BONDS. The Company covenants and agrees in the Indenture that upon the required payment of principal or premium, if any, becoming due and payable with respect to any Securities upon Stated Maturity or redemption, it will redeem the Designated Mortgage Bonds relating to such Securities in an aggregate principal amount equal to the amount becoming due and payable on such Securities, plus accrued interest; provided, however, that the Company's obligation to redeem such Designated Mortgage Bonds will be deemed to have been satisfied and discharged to the extent that at the time any such payment shall be due, the then due aggregate principal amount of the Securities to which such Designated Mortgage Bonds relate, plus the aggregate amount of any premium on, or accrued interest to the redemption date for, such Securities shall have been paid, deemed to have been paid or otherwise satisfied and discharged. Except for such redemption and any redemption required under the Mortgage Indenture in the event that all or substantially all of the electric properties of the Company are sold to or taken through the exercise of the right of eminent domain or the right to purchase by any municipal or governmental body or agency, the Company covenants that it will not redeem the Mortgage Bonds or take any action that will result in the Mortgage Indenture Trustees incurring an obligation to redeem any Mortgage Bonds. (Section 404)

    The Trustee will, upon request of the Company, surrender to the Mortgage Trustees for cancellation Mortgage Bonds in an aggregate principal amount equal to the aggregate principal amount of any other

Mortgage Bonds delivered to and pledged with the Trustee pursuant to the Indenture in exchange therefor; provided that the Mortgage Bonds so delivered to and pledged with the Trustee (a) contain no provisions that would impair the benefit of the lien of the Mortgage Indenture in favor of the holders of the Outstanding Securities, and (b) have the same terms as the Mortgage Bonds so surrendered. (Section 406(b))

    From time to time upon request of the Company, the Trustee will surrender to the Mortgage Trustees for cancellation Mortgage Bonds other than Designated Mortgage Bonds held by the Trustee pursuant to the Indenture. (Section 406(c))

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    The Securities will be issuable only in fully registered form. Securities of a series or tranche may be represented, in whole or in part, by one or more permanent Global Securities in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Securities of the series or tranche to be represented by such Global Security or Securities. Any such Global Security deposited with a Depositary or its nominee identified in the applicable Prospectus Supplement or pricing supplement thereto and bearing the legend required by the Indenture may not be surrendered for registration of transfer or for exchange except by the Depositary for such Global Security or any nominee of such Depositary, except if the Depositary notifies the Company that it is unwilling or unable to continue as Depositary, or the Depositary ceases to be qualified as required by the Indenture, or the Company instructs the Trustee in accordance with the Indenture that such Global Security shall be so registrable and exchangeable, or there shall have occurred and be continuing an Event of Default with respect to the Securities evidenced by such Global Security, or there shall exist such other circumstances, if any, as may be specified in the applicable Prospectus Supplement. (Sections 203, 204, 301 and 305)

    The specific terms of the depository arrangement with respect to any portion of a series or tranche of Securities to be represented by one or more Global Securities will be described in the applicable Prospectus Supplement or pricing supplement thereto. Beneficial interests in Global Securities will only be evidenced by, and transfers thereof will only be effected through, records maintained by the Depositary and the institutions that are participants in the Depositary.

    At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Securities of any series or tranche will be exchangeable for other Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 305)

    Securities may be presented for exchange as provided above and for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Trustee or at the office of any transfer agent designated by the Company for such purpose with respect to any tranche or series of Securities and referred to in an applicable Prospectus Supplement or pricing supplement thereto, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Trustee or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. If a Prospectus Supplement or pricing supplement thereto refers to any transfer agents (in addition to the Trustee) initially designated by the Company with respect to any series or tranche of Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or Trustee) acts. The Company may at any time designate additional transfer agents with respect to any series or tranche of Securities. (Sections 305 and 1102)

    The Company shall not be required to: (i) issue, register the transfer of or exchange Securities of any series or tranche during a period beginning at the opening of business 15 days before any selection of Securities of that series or tranche to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) register the transfer of or exchange any Security, or portion thereof, called for redemption, except the unredeemed portion of any Security being redeemed in part. (Section 305)

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement or a pricing supplement thereto, payment of principal of (and premium, if any) and interest on Securities will be made at the office of the Trustee, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. If any interest payment is to be made by wire transfer, the Trustee must receive wire payment instructions from the holder by the Regular Record Date for such interest payment. Unless otherwise indicated in an applicable Prospectus Supplement or a pricing supplement thereto, payment of any installment of interest on Securities will be made to the Person in whose name such Security is registered at the close of business on the Regular Record Date for such interest. (Sections 301 and 307)

    Unless otherwise indicated in an applicable Prospectus Supplement or a pricing supplement thereto, the corporate trust office of the Trustee in The City of New York will be designated as the Company's sole Paying Agent for payments with respect to Offered Securities. Any other Paying Agents initially designated by the Company for the Offered Securities will be named in an applicable Prospectus Supplement or a pricing supplement thereto. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for each series of Securities.

    All moneys paid by the Company to a Paying Agent or held by the Company in trust for the payment of principal of (and premium, if any) or interest on any Security, which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable, will be discharged from trust and repaid to the Company, and the Holder of such Security or any coupon will thereafter look only to the Company for payment thereof. (Section 1103)

SATISFACTION AND DISCHARGE OF THE INDENTURE AND THE SECURITIES

    The Indenture will cease to be of further effect, and the Trustee shall execute instruments acknowledging satisfaction and discharge of the Indenture and shall pay, or assign or transfer and deliver, the Trust Estate held by it as security for the Securities remaining, when (1) either (a) all Securities authenticated and delivered (other than certain specified Securities) have been delivered for cancellation; or (b) all such Securities have become or will become within one year due and payable, or are to be called for redemption within one year under arrangements satisfactory to the Trustee, and the Company has deposited or caused to be deposited in trust with the Trustee funds sufficient to pay and discharge the entire indebtedness on such Securities for principal (and premium, if any) and interest to the date of such deposit (in the case of Securities that have become due and payable) or to their Stated Maturity or Redemption Date, as the case may be; (2) the Company has paid or caused to be paid all other sums payable by it under the terms of the Indenture; and (3) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. (Section 501)

    Unless otherwise provided in the Indenture or other instrument creating a series or tranche of Securities, the Company shall be deemed to have paid and discharged the indebtedness on all the Outstanding Securities of each tranche of such series and the Trustee shall execute instruments acknowledging the satisfaction and discharge of such indebtedness and shall pay, or assign or transfer and deliver to the Company the Designated Mortgage Bonds which have been held as security for the Securities of such series or tranche if (1) either
(a) with respect to all Outstanding Securities of such series or tranche (i) the Company has irrevocably deposited or caused to be deposited with the Trustees an amount sufficient to pay and discharge the entire indebtedness on all Outstanding Securities of such series or tranche for principal (and premium, if any) and interest to the Stated Maturity or any Redemption Date, as the case may be; or
(ii) the Company has irrevocably deposited or caused to be deposited with the Trustee such amount of direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is fully guaranteed by, the United States of America maturing as to principal and interest in such amounts and at such times as will, without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all Outstanding Securities of such series or tranche for principal (and premium, if any) and interest to the Stated Maturity or any Redemption Date, as the case may be; or (b) the Company has properly fulfilled such other means of satisfaction and discharge as are specified in the supplemental indenture or other instrument creating such series or tranche; (2) the Company has paid or caused to be paid all other sums payable with respect to the Outstanding Securities of such series or tranche; (3) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the entire indebtedness on all Outstanding Securities of any such series or tranche have been complied with and, if required by Section 314 of the Trust Indenture Act, a certificate or opinion of an engineer, appraiser, or other expert appointed by the Company as to the fair value of the Trust Estate to be released from the lien of the Indenture, which certificate or opinion shall state that in the opinion of the person making the same, such release will not impair the security under the Indenture in contravention of the provisions thereof; and (4) the Trustee has received an opinion of tax counsel to the effect that such deposit and discharge will not cause the Holders of the Outstanding Securities of such series to recognize income, gain or loss for federal income tax purposes and that the Holders will be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred. Upon such discharge, the Company will be deemed to have satisfied all the obligations under the Indenture, except for obligations with respect to registration of transfer and exchange of the Outstanding Securities of such series, and the rights of the Holders to receive from deposited funds payment of the principal of (and premium, if any) and interest, if any, on the Outstanding Securities of such series. (Section 503)

EVENTS OF DEFAULT

    Any one of the following events will constitute an Event of Default under the Indenture with respect to Securities of any series: (a) failure to pay any interest on any Security of that series when due, continued for 60 days; (b) failure to pay principal of (or premium, if any, on) any Security of that series when due; (c) failure to deposit any sinking fund payment or analogous obligation, when due, in respect of any Security of that series and continuance of such default for 60 days; (d) failure to perform any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization involving the Company; (f) the occurrence of an event of default under the Mortgage Indenture, provided that, the waiver or cure of any such event of default and the rescission and annulment of the consequences thereof shall constitute a waiver of the corresponding Event of Default under the Indenture and a rescission and annulment of the consequences thereof; and (g) any other Event of Default provided in an indenture supplemental thereto. (Section 601)

    Unless the Trustee holds more than 25% of the outstanding Mortgage Bonds under the Mortgage Indenture, it cannot, without the concurrence of other holders of first mortgage bonds, force a declaration of "default" under the Mortgage Indenture or acceleration of the Mortgage Bonds. See "Description of Mortgage Bonds--Defaults".

    If an Event of Default with respect to Securities of any series at the time Outstanding occurs and is continuing, either the Trustees or the Holders of at least 25% in aggregate principal amount of the

Outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustees, and subject to applicable law and certain other provisions of the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 602)

    The Indenture provides that, if a default occurs with respect to the Securities of any series, the Trustee shall give notice of default to the Holders of the Securities of such series within 90 days after receipt by the Trustee of written notice of such occurrence as and to the extent provided in the Trust Indenture Act; provided, however, that in the case of any default referred to in clause (d) of the third preceding paragraph with respect to Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof. (Section 702)

    Upon the occurrence of an Event of Default with respect to Securities of any series, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of Securities of such series by all appropriate judicial proceedings, including the rights of the Trustee as the holder of the Mortgage Bonds; provided, however, the Trustee shall not have the power to sell the Mortgage Bonds. (Section 603)

    The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 701 and 703) Subject to such provisions for the indemnification of the Trustee, and subject to applicable law and certain other provisions of the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of that series. (Section 612)

    The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1108)

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series, considered as one class; provided, however, if less than all of the series of Outstanding Securities are directly affected by such amendment or modification, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Outstanding Securities of any series have been issued in more than one tranche and if the proposed amendment or modification directly affects the rights of the Holders of one or more, but less than all, such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Securities of all tranches (including each tranche which is the only tranche of Outstanding Securities in a series) so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may, without the consent of each Holder of the Outstanding Securities of each series or tranche directly affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, (b) reduce the principal amount of, or premium or interest on, any Security, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) permit the creation of any lien ranking prior to the lien of the Mortgage Indenture with respect to all or substantially all of the property subject thereto or deprive such Holder of the benefit of the security of the lien of the Mortgage Indenture, (e) change the Place of Payment where, or the coin or currency in which, any Security or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of any Security (or, in the case of redemption, on or after the Redemption Date), (g) reduce the percentage and principal amount of the Outstanding Securities of any series or tranche, the consent of whose Holders is required in order to take certain actions or modify any of the above provisions or (h) alter, amend or modify Article Four of the Indenture. (Section 1002(1) and (2))

    The Holders of at least 66 2/3% in aggregate principal amount of the Outstanding Securities of each series or tranche may, on behalf of the Holders of all the Securities of that series or tranche, waive, insofar as that series or tranche is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1109) The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series or tranche may, on behalf of all Holders of Securities of that series or tranche, waive any past default and its consequences under the Indenture with respect to Securities of that series or tranche, except a default (a) in the payment of principal of (or premium, if any) or any interest on any Security of such series or tranche or (b) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Security affected thereby. (Section 613)

    The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Securities or the number of votes entitled to be cast by the Holder of any Security (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company, without the consent of the Holders of any of the Outstanding Securities under the Indenture, may consolidate or merge with or into, or transfer or lease its properties and assets substantially as an entirety to, any Person that is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, provided that (a) any successor Person assumes the Company's obligations on the Securities and under the Indenture, (b) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (c) in the case of any lease, such lease will be expressly subject to termination by the Company or by the Trustee at any time during the continuance of an Event of Default, and (d) certain other conditions are met. (Section 901)

NOTICES

    Except as otherwise provided in the Indenture, notices to Holders of Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Section 106)

TITLE

    The Company, the Trustee and any agent of the Company or the Trustee may treat the registered owner of any Security as the absolute owner thereof (whether or not such Security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

    The Indenture and the Securities will be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws thereof. (Section 113)

CONCERNING THE TRUSTEE

    Bankers Trust Company will be the Trustee under the Indenture. Bankers Trust Company also acts as issuing and paying agent with respect to the Company's commercial paper program.

                         DESCRIPTION OF MORTGAGE BONDS

    The following summarizes certain provisions of the Mortgage Indenture and the Mortgage Bonds, and reference is made to the Mortgage Indenture in its entirety for the detailed provisions thereof.

GENERAL

    In order to secure by the lien of the Mortgage Indenture the obligation of the Company to pay the principal of (and premium, if any) and interest on any series or tranche of the Securities in accordance with the terms thereof, the Company will from time to time issue and deliver to and pledge with the Trustee, in trust for the ratable benefit of the Holders of such series or tranche, one or more series of Mortgage Bonds. For additional information concerning the pledge of the Mortgage Bonds with the Trustee, see "Description of Debt Securities--Security; Pledge of Mortgage Bonds".

SINKING OR IMPROVEMENT FUNDS

    No series of the Mortgage Bonds will be entitled to the benefits of any sinking fund provision unless applicable specifically to the Mortgage Bonds. Such provisions are in effect with respect to certain other series of first mortgage bonds outstanding under the Mortgage Indenture.

KIND AND PRIORITY OF LIEN

    The Mortgage Bonds will be secured, equally and ratably with all first mortgage bonds of other series now or hereafter outstanding, by a first lien on substantially all properties and franchises owned by the Company at October 31, 1940 and on property and franchises subsequently acquired which in each case are used or useful in the business of furnishing electricity, water or gas, or in any business incidental thereto or operated in connection therewith, except properties released pursuant to the Mortgage Indenture and except certain property in Nevada acquired after the filing of the Thirty-fifth Supplemental Indenture with respect to the Mortgage Bonds, and before the filing of a supplemental indenture specifically subjecting such property to such lien; subject, however, to the lien of the Trustees for their compensation, expenses and advances, to certain permitted liens, and to liens on after acquired property existing at the time of acquisition or created in connection with the purchase thereof. There are specifically excepted from the lien of the Mortgage Indenture certain current assets, including accounts receivable, securities and other personal property; timber; oil and other minerals; certain other property owned at October 31, 1940; and all property subsequently acquired, not used or useful to the Company in its utility business.

ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS AND WITHDRAWAL
  OF CASH DEPOSITED AGAINST SUCH ISSUANCE

    The maximum principal amount of first mortgage bonds which may be issued under the Mortgage Indenture is not limited. Additional first mortgage bonds of any series may be issued from time to time on the basis of (1) 60% of a net amount of additional public utility property not theretofore funded (i.e., gross property additions, including the Company's interest in jointly owned property, less the excess of aggregate retirements over any credit for substitution); (2) retirement of first mortgage bonds, not theretofore funded; and (3) deposit of cash. With certain exceptions, the issuance of first mortgage bonds is subject to net earnings available for interest for 12 consecutive months out of the preceding 15 months being at least 2 times the annual interest requirements on all first mortgage bonds and all prior lien debt to be outstanding. Cash deposited with the Trustee pursuant to
(3) above may be withdrawn in amounts equal to the amount of first mortgage bonds issuable under (1) or (2) above or be applied to the retirement of first mortgage bonds of any series. For the 12 months ended September 30, 1996, the net earnings available for interest were 3.68 times such annual interest requirements, which would permit the issuance of approximately $481.54 million principal amount of additional first mortgage bonds (after giving effect to the issuance of the Mortgage Bonds) assuming the annual interest on such additional first mortgage bonds is equal to 7.48%.

THE TRUSTEES

    The written request of the holders of a majority of the aggregate outstanding principal amount of the first mortgage bonds is necessary to require the Trustees to exercise any remedy under the Mortgage Indenture; the Trustees are entitled to receive reasonable indemnity and under certain circumstances are not required to act.

DEFAULTS

    A default is defined as (a) failure to pay interest for 90 days after becoming due, (b) failure to pay principal when due, (c) failure to pay principal or interest on any prior lien debt or satisfy any covenant or condition in the instrument evidencing or securing any such prior lien debt if any right of foreclosure or right of entry or of sale shall have arisen, (d) failure for 90 days after notice to observe any other covenants or conditions, including sinking fund obligations, in the Mortgage Indenture, (e) adjudication of the Company as a bankrupt, entry of an order approving a reorganization petition or appointment of a trustee or receiver in certain proceedings and the continuance of such adjudication, order or appointment for 90 days, and (f) the Company's admission of its inability to pay its debts, the Company's making of an assignment for the benefit of creditors, or certain petitions or consents in bankruptcy, insolvency or reorganization proceedings.

    In addition, the Thirty-fifth Supplemental Indenture provides that if any of the following events of default occurs under the Indenture, it shall be deemed to be a default under the Mortgage Indenture as hereafter provided: (i) default in the payment of any interest upon any Security when such interest becomes due and payable shall be deemed to be a default in the due and punctual payment of a like amount of interest on the Mortgage Bonds, (ii) default in the payment of the principal of (or premium, if any, on) any Security at the stated maturity thereof or upon redemption thereof shall be deemed to be a default in the due and punctual payment of a like amount of principal of the Mortgage Bonds, (iii) default in the deposit of any sinking fund payment when and as due by the terms of a Security shall be deemed to be a default under the Mortgage Indenture, (iv) a default in the performance, or breach, of any covenant or warranty of the Company as described in Section 601(4) of the Indenture shall be deemed to be a default under the Mortgage Indenture, (v) the occurrence of an event described in Section 601(5) of the Indenture shall be deemed to be a default under Section 10.01(e) of the Mortgage Indenture, (vi) the occurrence of an event described in
Section 601(6) of the Indenture shall be deemed to be a default under Section 10.01(f) of the Mortgage Indenture and (vii) the occurrence of an event of default provided in an indenture supplemental to the Indenture shall be deemed to be a default under the Mortgage Indenture.

    Upon a default, the Trustees may exercise any of their rights under the Mortgage Indenture and upon direction of a majority of the outstanding first mortgage bonds must so act if certain conditions are met.

MODIFICATION OF MORTGAGE AND WAIVER OF DEFAULT

    The rights of the holders of first mortgage bonds may be modified with the consent of the holders of 75% of the first mortgage bonds, including, unless all are affected alike, not less than 75% of each series affected; provided, however, no modification of the terms of payment of principal or interest (other than postponement of any interest payment date for not more than 3 years, which may be consented to by the holders of 75% of the first mortgage bonds) and no modification depriving the holder of a lien on the mortgaged property or reducing the percentage required for modification is effective against any bondholder without his consent. Uncured defaults (except in payment of principal or interest) may be waived by the holders of 75% of the first mortgage bonds (including the holders of 60% of the first mortgage bonds of each series).

VOTING OF THE MORTGAGE BONDS

    The Trustee will attend such meetings of the holders of first mortgage bonds, or deliver its proxy in connection therewith, as relate to matters with respect to which it shall be entitled to vote or consent. The Indenture provides that so long as no event of default shall have occurred and be continuing under the Indenture, the Trustee will vote or consent as a holder of the Designated Mortgage Bonds proportionately with what the Trustee reasonably believes will be the vote or consent of the holders of all other first mortgage bonds outstanding under the Mortgage Indenture that will vote or consent, provided, however, that the Trustee will not so vote in favor of, or so consent to, any amendment or modification of the Mortgage Indenture which, if it were an amendment or modification of the Indenture, would require the consent of Holders of Securities as described under "Description of Debt Securities--Modification and Waiver," without the prior written consent of Holders of Outstanding Securities which would be required for such an amendment or modification of the Indenture.

RESTRICTIVE COVENANTS

    Certain series of the Company's first mortgage bonds impose specific dividend restrictions on the Company, the most restrictive of which currently provides that so long as there are outstanding any bonds of such series, the Company may not (a) declare or pay any dividend (other than dividends payable in common stock of the Company) on or make any other distribution in respect of any shares of the common stock of the Company, or (b) purchase, redeem, retire or otherwise acquire for a consideration (other than in exchange for or from the proceeds of other shares of capital stock of the Company) any shares of capital stock of the Company of any class, except to the extent required to comply with any sinking or purchase fund which may now exist or hereafter be established for any class of preferred stock of the Company, if the aggregate amount so declared, paid, distributed or expended after December 31, 1961 would exceed the aggregate amount of the net income of the Company available for dividends on its common stock accumulated after December 31, 1961, plus the sum of $1,900,000. As each series of first mortgage bonds subject to this restriction matures or otherwise ceases to be outstanding, the Securities will cease to have the benefit of such series' restrictive covenants.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes certain United States federal income tax considerations that may be relevant to a holder of a Debt Security who is subject to United States federal income taxation on a net income basis in respect of a Debt Security (an "Owner"). This summary deals only with Owners who will hold Debt Securities as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, insurance company, or dealers in securities, or persons who will hold Debt Securities as a position in a "straddle" for tax purposes.

    This summary is based on laws, existing and proposed regulations, administrative rules, and judicial decisions as of the date hereof, all of which are subject to change. Prospective investors should consult their own tax advisors in determining the tax consequences to them of holding Debt Securities, including the application to their particular situation of the federal income tax considerations discussed below, as well as the application of state, local or other tax laws and prospects for enactment of future tax legislation or regulations.

PAYMENTS OF INTEREST

    Payments of interest on a Debt Security (other than a "Discount Security" as defined below) will generally be taxable to an Owner as ordinary interest income at the time such payments are accrued or are received in accordance with the Owner's method of federal income tax accounting.

ORIGINAL ISSUE DISCOUNT

    A Debt Security may be issued for an amount that is less than its stated redemption price at Stated Maturity. The difference, if it exceeds 0.25 percent of the stated redemption price at Stated Maturity multiplied by the number of full years to maturity, will be "original issue discount" ("OID"). (Debt Securities issued with OID shall be referred to as "Discount Securities.") For this purpose, a Debt Security's stated redemption price at Stated Maturity includes all payments to be made other than payments of "qualified stated interest" (generally, interest payable on the outstanding principal amount at a fixed rate or at a qualifying variable rate at least annually). Notice will be given in the applicable Prospectus Supplement or pricing supplement thereto when the Company determines that a particular Debt Security will be a Discount Security.

    Owners of Discount Securities should be aware that they must, in general, include OID income in advance of the receipt of some or all of the related cash payments. With respect to Discount Securities having a term in excess of one year, the OID will be included in income currently as interest as it accrues over the life of the Debt Security under a formula based upon the compounding of interest at a rate that provides for a constant yield to maturity. Accrued OID must be included in income by subsequent as well as original owners of Discount Securities. See "Premium and Market Discount" below.

    In certain cases, where interest payments do not constitute qualified stated interest under the applicable Treasury regulations, Debt Securities that bear interest from a non-tax standpoint may be deemed instead to bear OID for federal income tax purposes. Treasury regulations would characterize Debt Securities as Discount Securities if, for example, such Debt Securities provide for teaser rates, interest holidays, or other interest short-falls resulting in more than a de minimis amount of OID, or bear interest pursuant to an interest rate formula subject to a cap, floor, or similar interest rate limitation that is reasonably expected, as of the date of issue, to cause the interest rate for one or more accrual periods to be significantly higher or lower (as the case may be) than the overall expected return on the Debt Security determined without such cap, floor or other limitation. Accordingly, Owners, including Owners who use the cash method of accounting for federal income tax purposes, would be required to report interest in respect of such a Debt Security under the method described above for Discount Securities. Holders should consult their own tax advisors as to whether Debt Securities will be considered to have been issued with OID under such circumstances and as to the effect thereof on their particular situations.

    Treasury Regulations provide an election for an Owner which uses the accrual method to treat all interest on a Discount Security as OID which accrues on a constant yield basis. Owners and prospective investors should consult their tax advisors regarding the availability and tax consequences of this election.

    In the case of Discount Securities having a term of one year or less ("Short-Term Discount Securities"), OID is included in income currently either on a straight-line basis or, if the Owner so elects, under the constant-yield method used generally for OID. However, certain categories of Owners (generally individuals or other taxpayers who use the cash method of accounting for federal income tax purposes) are not required to include accrued OID on Short-Term Discount Securities in their income currently unless they elect to do so. If such an Owner that does not elect to currently include OID in income subsequently recognizes a gain upon the disposition of the Discount Security, such gain may be treated as ordinary interest income to the extent of the accrued OID. Furthermore, such an Owner of Short-Term Discount Securities may be required to defer deductions for a portion of the Owner's interest expenses with respect to any indebtedness incurred or maintained to purchase or carry such a Discount Security. In the case of Owners that are required to include OID on Short-Term Discount Securities in income currently, the amount of accrued OID included in income will be added to the Owner's tax basis in the Discount Security.

    The Company will provide annual information statements to the holders of Discount Securities and to the Internal Revenue Service regarding the amount of OID determined to be attributable to such Discount Securities for that year. Prospective investors are advised to consult their tax advisers with respect to the particular OID characteristics of any Discount Security and with respect to any available elections that could affect the federal income tax consequences of holding Discount Securities.

BASIS, SALE, EXCHANGE AND RETIREMENT

    In general, an Owner's tax basis in a Debt Security will equal the Owner's cost for the Debt Security, increased by any amounts includible in income by the Owner as OID or market discount (as described below) and reduced by any amortized acquisition premium (as described below) and any payments other than qualified stated interest payments made on such Debt Security. Upon the sale, exchange or retirement of a Debt Security, an Owner will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued qualified periodic interest not previously taken into account, which will be taxable as such) and the owner's tax basis in the Debt Security, except with respect to certain Short-Term Discount Securities. See "Original Issue Discount" above. Except as discussed below with respect to market discount, gain or loss recognized by an owner on the sale, exchange or retirement of a Debt Security will be long-term capital gain or loss if the owner has held the Debt Security for more than one year at the time of disposition. In the case of individuals, capital gains are currently taxed at a maximum marginal federal income tax rate of 28% while ordinary income is subject to a maximum marginal federal income tax rate of 39.6%. In the case of corporations, the maximum marginal federal income tax rate is 35% for both ordinary income and capital gains. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of limitations on the deductibility of capital losses and for determining the allowance for charitable deductions.

PREMIUM AND MARKET DISCOUNT

    An Owner who purchases a Discount Security for any amount that is greater than its "adjusted issue price" (defined as the sum of the issue price of the Discount Security and the portion of OID previously includible, disregarding any reduction on account of acquisition premium, as discussed below, in the gross income of any Owners of the Discount Security and reduced by the amount of any payment previously made on the Discount Security other than a qualified stated interest payment) and less than or equal to its stated redemption price at Stated Maturity, reduced by the amount of any payment previously made on the Discount Security other than a qualified stated interest payment, will be considered to have purchased such Original Issue Discount Security at an "acquisition premium." The amount of OID that such Owner must include in its gross income with respect to such Discount Security for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year. If an Owner purchases a Debt Security for a cost in excess of its stated redemption price at Stated Maturity (reduced by the amount of any payment made on the debt instrument prior to the purchase date other than a qualified stated interest payment), such Debt Security will have no OID, and such Owner may elect to amortize such premium, using a constant interest method, generally over the remaining term of the Debt Security. Such premium generally shall be deemed to be an offset to interest otherwise includible with respect to the Debt Security. Premium on a Debt Security held by an Owner that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Debt Security.

    If an Owner purchases a Debt Security or a Discount Security for an amount that is less than, respectively, its stated redemption price at Stated Maturity or its revised issue price (defined as the sum of the issue price of the Discount Security and the aggregate amount of OID includible, disregarding any reduction on account of acquisition premium, as discussed above, in the gross income of all owners of the Discount Security), the amount of the difference generally will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules, an Owner will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Debt Security as ordinary income to the extent of the market discount that has accrued (and has not previously been included in income) during the period such Owner held the Debt Security. In addition, the Owner may be required to defer, until the maturity of the Debt Security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Debt Security.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Debt Security, unless the Owner elects to accrue on a constant interest basis. An Owner of a Debt Security may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest basis with a corresponding increase in the Owner's tax basis in the Debt Security), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

BACKUP WITHHOLDING

    In general, if a holder fails to furnish a correct taxpayer identification number or certification of exempt status, fails to report dividend and interest income in full, or fails to certify that he has provided a correct taxpayer identification number and that he is not subject to withholding, the Company may withhold a 31 percent federal backup withholding tax on certain amounts paid or deemed paid (including OID) to the holder. An individual's taxpayer identification number is his social security number. The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability or refunded by the Internal Revenue Service where applicable.

                              PLAN OF DISTRIBUTION

    The Company may sell Debt Securities to or through underwriters or dealers and also may sell Debt Securities directly or through agents. The Prospectus Supplement or the pricing supplement thereto will set forth the names of any underwriters or agents involved in the sale of the Offered Securities and any applicable commissions or discounts.

    Underwriters, dealers or agents may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of Offered Securities, underwriters, dealers or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters or agents may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

    The Offered Securities, when first issued, will have no established trading market. Any underwriters, dealers or agents to or through whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters, dealers or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

    Any underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Act, and to reimbursement by the Company for certain expenses.

    If so indicated in an applicable Prospectus Supplement or pricing supplement thereto, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement or pricing supplement thereto pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                                    EXPERTS

    The balance sheets and statements of capitalization of the Company as of December 31, 1995 and 1994, and the statements of income, common shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this prospectus, have been incorporated by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

    Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

    The statements made as to matters of law and legal conclusions under the headings "Description of Debt Securities," "Description of Mortgage Bonds" and "Certain United States Federal Income Tax Consequences" contained herein have been reviewed by Choate, Hall & Stewart (a partnership including professional corporations) and all such statements are set forth herein upon the authority of such counsel.

                             ADDITIONAL INFORMATION

    With respect to the unaudited interim financial information of the Company for the periods ended March 31, June 30, and September 30, 1996, incorporated by reference in this prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their reports included in the Company's quarterly reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 1996 and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Act for their reports on the unaudited interim financial information because those reports are not "reports" or "parts" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

                                 LEGAL OPINIONS

    The legality of the Debt Securities offered hereby is being passed upon for the Company by Choate, Hall & Stewart (a partnership including professional corporations), Boston, Massachusetts and for the underwriters or agents, if any, by Ropes & Gray, Boston, Massachusetts. Matters of local law are being passed upon as to the State of Nevada by Woodburn and Wedge, Reno, Nevada, and as to the State of California by Graham & James LLP. Choate, Hall & Stewart has relied upon the opinions of such other counsel as to such matters.

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                                  $35,000,000
                          SIERRA PACIFIC POWER COMPANY
                   COLLATERALIZED MEDIUM-TERM NOTES, SERIES D
                            DUE NINE MONTHS OR MORE
                               FROM DATE OF ISSUE

                             ---------------------

                    P R O S P E C T U S S U P P L E M E N T

                            ------------------------

                              MERRILL LYNCH & CO.

                           A.G. EDWARDS & SONS, INC.

                                DECEMBER 7, 1998

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